Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Host Hotels & Resorts, Inc.:

We consent to the use of our reports dated February 25, 2008 with respect to the consolidated balance sheets of Host Hotels & Resorts, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2007 and the related financial statement schedule of real estate and accumulated depreciation, and the effectiveness of internal control over financial reporting as of December 31, 2007, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report with respect to the consolidated financial statements and schedule of real estate and accumulated depreciation makes reference to the adoption by the Company of Financial Accounting Standards Board Interpretation No. 48 Accounting for Uncertainty in Income Taxes in 2007.

/s/ KPMG LLP

McLean, Virginia

April 8, 2008